Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
PG&E Corporation
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	6.000% Series A Mandatory Convertible Preferred Stock	457(r)	32,200,000 (1)(2)	$50	$1,610,000,000 (2)	0.00015310	$246,491
	Equity	Common Stock, no par value per share, issuable upon conversion of 6.000% Series A Mandatory Convertible Preferred Stock	Other	(3)	—	—	0.00015310	— (4)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				—	$1,610,000,000	—	$246,491
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$246,491

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), PG&E Corporation (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form
S-3
(Registration
No. 333-277286),
filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2024. This filing fee exhibit is in connection with a final prospectus supplement (the “prospectus supplement”) dated December 3, 2024, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.

(2)
Assumes full exercise of the underwriters’ option to purchase up to an additional 4,200,000 shares of 6.000% Series A Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”) of the Company, solely to cover over-allotments, if any.

(3)
Includes (i) 78,345,820 shares of Common Stock, no par value per share (“Common Stock”) of the Company, issuable upon conversion of 32,200,000 shares of Mandatory Convertible Preferred Stock at the initial maximum conversion rate of 2.4331 shares of Common Stock per share of Mandatory Convertible Preferred Stock and (ii) up to 40,156,849 shares of Common Stock issuable upon conversion of 32,200,000 shares of Mandatory Convertible Preferred Stock on the mandatory conversion date or upon a conversion during a fundamental change conversion period on account of unpaid dividends or issuable in lieu of cash dividends, based on the initial floor price of $7.19 per share of Common Stock, as described in the prospectus supplement. The number of shares of our Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock is subject to anti-dilution adjustments upon the occurrence of certain events described herein. Under Rule 416 of the Securities Act, the number of shares of Common Stock whose offer and sale are registered hereby includes an indeterminate number of shares of Common Stock that may be issued as a result of anti-dilution provisions of the Mandatory Convertible Preferred Stock.

(4)
Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee payable with respect to the Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.